UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 28, 2014 (April 28, 2014)

CLARCOR INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11024	36-0922490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

840 Crescent Centre Drive, Suite 600, Franklin, TN 37067

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 615-771-3100

No Change

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2014, CLARCOR Inc., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Clean Seller, LLC, Stanadyne Holdings, Inc. and Stanadyne Corporation (“Sellers”), pursuant to which the Company would acquire the Stanadyne fuel filtration business (the “Business”) through the acquisition of the stock of Stanadyne Holdings, Inc. The purchase price payable by the Company under the Purchase Agreement is $325 million in cash, subject to adjustment based on the working capital of the Business as of the closing of the transactions contemplated by the Purchase Agreement (the “Closing”) and certain other contractually agreed adjustments.

The Company intends to finance the purchase price to acquire the Business through a new $315 million variable rate unsecured term loan under a loan facility to be provided by a majority of the members of the Company’s existing banking syndicate (the “New Term Loan”), plus an additional $10 million to be drawn from the Company’s existing credit facilities. The interest rate payable under the New Term Loan is anticipated to be LIBOR plus 90 basis points. Following the closing of the acquisition, the Company may consider refinancing or otherwise converting a portion of the New Term Loan to a fixed term obligation, at a higher rate of interest. If the Company were to do so at the current rates available to the Company, the blended interest rate payable by the Company for the entire New Term Loan likely would be between 2 and 3 percent per year.

The Purchase Agreement contains various representations and warranties and covenants by the parties to such agreement and related indemnification obligations. The Closing is expected to occur in early May 2014 and is subject to certain customary closing conditions.

The foregoing summary of the proposed transaction and the terms and conditions of the Purchase Agreement is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Purchase Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Sellers or the Business. The representations, warranties, and covenants contained in the Purchase Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to stockholders. Stockholders should not rely on the representations, warranties, or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Sellers or the Business. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01 Regulation FD Disclosure.

On April 28, 2014, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto. As disclosed in the press release, the Business is a carve-out of a formerly consolidated business of Stanadyne Corporation. In connection with the transaction, the Company received certain audited carve-out financial statements for the Business in respect of the year ended December 31, 2013 (the “Carve-out Statements”), as if the Business were a standalone entity during such year. Based on the Carve-Out Statements, the Business had 2013 revenues of approximately $107 million and EBITDA (defined as earnings before interest, taxes, depreciation and amortization) of approximately $39.7 million, and operating income of approximately $36.4 million. Because EBITDA is a measurement that is not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), the following table sets forth a reconciliation of the Business’ EBITDA to Operating Income for the year ended December 31, 2013.

$Thousands All amounts per 2013 Carve-out Statements
Operating Income	$36,356	(1)
Depreciation and amortization	3,309	(1)

EBITDA	$39,665

(1)	The Business’ Operating Income in 2013 reflects the actual depreciation and amortization amounts reflected on the Carve-out Statements. Pro-forma depreciation and amortization applicable to the Business under the Company’s ownership are anticipated to be significantly greater, and, thus, Operating Income lower, due to the requirement under GAAP to amortize a significant portion of the purchase price paid by the Company to acquire the Business. The calculation of such pro-forma depreciation and amortization amounts under the Company’s ownership will depend upon the calculation of the final adjusted purchase price and the impact of various purchase accounting procedures to be undertaken after closing.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

2.1	Stock Purchase Agreement, dated as of April 28, 2014, by and among the Company and Clean Seller, LLC, Stanadyne Holdings, Inc. and Stanadyne Corporation *

99.1	Press Release dated April 28, 2014

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARCOR INC.

By:	/s/ Richard M. Wolfson
Richard M. Wolfson
Vice President, General Counsel and Secretary

Date: April 28, 2014

EXHIBIT INDEX

No.	Exhibit

2.1	Stock Purchase Agreement, dated as of April 28, 2014, by and among the Company, Clean Seller, LLC, Stanadyne Holdings, Inc. and Stanadyne Corporation

99.1	Press Release dated April 28, 2014